EXHIBIT 12.1

                 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in millions)

                                                                                                            For Six Months
                                                                                                             Ended June 30
                                                                                                            ---------------
                                                      1994        1995       1996      1997       1998      1998      1999
Income from continuing operations before
   income taxes and fixed charges:
      Income before extraordinary item and
         interest expense on loans, capitalized
         interest amortized, and provision for
         income taxes..............................   $  943     $1,530     $  65     $  825     $ 710     $ 140     $ 904
      Add interest attributable to rental and lease
         expense...................................       40         41        44         44        41        20        19
                                                         ---      -----       ---        ---       ---       ---      ----

                                                      $  983     $1,571     $ 109     $  869     $ 751     $ 160     $ 923
                                                        ====      =====       ===        ===       ===       ===      ====
Fixed charges:
     Total interest on loans (expensed and
      capitalized).................................   $   58     $   69     $ 108     $  114     $  85     $  43     $  40
     Interest attributable to rental and lease
      expense......................................       40         41        44         44        41        20        19
Fixed charges......................................   $   98     $  110     $ 152     $  158     $ 126     $  63     $  59
                                                        ====      =====       ===        ===       ===       ===      ====

Ratio of earnings to fixed charges.................     10.0       14.3       *          5.5       6.0       2.5      15.6
                                                        ====      =====       ===        ===       ===       ===      ====

          *Not meaningful.  The coverage deficiency was $43 million in 1996.
